For Immediate Release
Citigroup Inc. (NYSE: C)
July 11, 2008

Citi to Sell German Retail Banking Operation to Credit Mutuel

Düsseldorf/New York - Citi announced today that it has entered into a definitive agreement to sell Citibank Privatkunden AG & Co. KGaA, its German retail banking operation, and certain of its affiliates, to Credit Mutuel, the third largest retail banking group in France. Credit Mutuel will pay all-cash consideration of Euro 4.9 billion (US$ 7.7 billion) plus earnings accrued in 2008 through the closing. Citibank, one of Germany’s most efficient retail banks, generated post tax earnings in 2007 of Euro 365 million and at year-end 2007 had a net asset value of Euro 944 million, in each case based on German accounting principles. The sale is expected to close in the fourth quarter pending regulatory approvals.

The transaction is expected to result in an estimated after-tax gain of $4 billion to Citi upon closing. After giving effect to the proposed sale, Citi’s Tier 1 capital ratio would have increased by approximately 60 basis points as of March 31, 2008.

The decision to sell Citi’s retail banking business in Germany came as the result of a global strategic review conducted by Citi’s Chief Executive Officer Vikram Pandit. Today’s transaction reflects Citi’s stated aim of redirecting capital to core businesses and emerging growth markets. Citi remains strongly committed to its remaining German businesses, including its full service corporate and investment banking business and its European data center, which is the biggest Citi data center outside the United States.

’’We are very pleased with this transaction and believe Credit Mutuel is an outstanding choice to continue to provide excellent service to Citibank's retail customers in Germany. This is another strategic step in our effort to reorganize Citi, strengthen our balance sheet, and put us squarely on the path to future growth driven by our core businesses,” said Mr. Pandit. “In Germany, our talented corporate and investment banking teams remain central to our strategy and we’re committed to maintaining their leadership position in this market.”

Citi’s Institutional Clients Group advised Citi on this transaction.

###
Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi's major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Contacts:

CITI

MEDIA
(New York)	Mike Hanretta	212-559-9466
	Shannon Bell	212-793-6206

(Germany)	Bjoern Korschinowski	+ 49 211 8984 1307
	Alexander Geiser (HSC)	+ 49 69 9218 7474

(London)	Jennifer Scardino	+44 20 7986-2874

INVESTORS	Scott Freidenrich	212- 559-2718

FIXED INCOME INVESTORS	Maurice Raichelson	212-559-5091

CREDIT MUTUEL

MEDIA
(France)	Bruno Brouchiquan	+33 (0)1-45-96-92-20